Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR
(Form Type)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity (3)	Common stock, $1.00 par value per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(1)	(1)
	Equity (4)	Preferred stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(1)	(1)
	Equity (5)	Depositary shares	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(1)	(1)
	Other (6)	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(1)	(1)	(1)	(1)
	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Purchase contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other (7)	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	--	--
	Total Fees Previously Paid		--
	Total Fee Offsets		--
	Net Fee Due		--

(1)An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement subject to the conditions set forth in such rules.
(2)The securities of each class may be offered or sold by the Registrant or a selling shareholder.
(3)Common stock may be issued directly or upon conversion, exchange or exercise of debt securities, units or warrants. Each share of the Registrant’s common stock includes a preferred stock purchase right that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
(4)Preferred stock may be issued directly or upon conversion, exchange or exercise of debt securities, units or warrants.
(5)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(6)Representing rights or obligations to purchase common stock, preferred stock, depository shares, debt securities, other securities or any combination of these securities.
(7)Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.